January 17, 2011

John M. Salpietra
2693 Heights View Court
Rochester Hills, MI  48178

Re:  May 11, 2010 Promissory Note

Dear Mr. Salpietra:

This is to confirm our agreement to extend the due date of your Promissory Note to December 4, 2011.  In exchange, we have agreed that you may convert the Note at any time to our common stock at a price of $.06/share.

If you agree, please indicate your acceptance in the space below and return to this letter to me.

Very truly yours,

/s/ Robert G. Crockett
Robert G. Crockett
CEO

ACCEPTED AND AGREED:

/s/ John M. Salpietra
John M. (Pete) Salpietra

24663 Mound Road, Warren MI  48091
586-486-5308  Fax:  586-486-5283
www.EcologyCoatings.com